EXHIBIT 10.30
Zimmer Holdings, Inc.
2009 STOCK INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD
GRANTED TO
AWARD RECIPIENT: ☐
TARGET NUMBER OF RESTRICTED STOCK UNITS: ☐
MAXIMUM NUMBER OF RESTRICTED STOCK UNITS: ☐
AWARD DATE: ☐
ZIMMER HOLDINGS, INC.
2009 STOCK INCENTIVE PLAN
PERFORMANCE-BASED
RESTRICTED STOCK UNIT AWARD
     1. RSU AWARD
     Under the terms of the Zimmer Holdings, Inc. 2009 Stock Incentive Plan (the “Plan”), the Compensation and Management Development Committee of the Board of Directors of Zimmer Holdings, Inc. (the “Committee”) has granted to the Award Recipient on the Award Date an award of performance-based restricted stock units (“RSUs”) over Zimmer Holdings, Inc. Common Stock, par value $0.01 per share (“Common Stock”), as designated herein subject to the terms, conditions, and restrictions set forth in this agreement (this “RSU Award”). The purposes of this RSU Award are to motivate and retain the Award Recipient as an employee of Zimmer Holdings, Inc. (the “Company”) or a subsidiary of the Company, to encourage the Award Recipient to continue to give best efforts for the Company’s future success, and to further the opportunity for stock ownership by the Award Recipient in order to increase the Award Recipient’s proprietary interest in the Company. Each RSU represents an unfunded, unsecured promise by the Company to deliver one share of Common Stock, subject to certain performance-based and time-based vesting requirements and the other restrictions, terms and conditions contained in this agreement. Except as may be required by law, the Award Recipient is not required to make any payment (other than payments for taxes pursuant to Section 7 hereof) or provide any consideration other than the rendering of future services to the Company or a subsidiary of the Company.
     2. GENERAL
     (a) No RSUs shall be earned unless and until the Committee shall have determined the extent to which the performance criteria set forth in Annex A hereto have been met with respect to the Performance Period.
     (b) The grant of RSUs does not entitle the Award Recipient to any rights of a holder of Common Stock, including dividends or voting rights. The rights of the Award Recipient with respect to an RSU shall remain forfeitable at all times prior to the lapse of the Restriction Period for that RSU.
     (c) Neither the RSUs nor any interest therein may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company.

     3. PERFORMANCE AND TIME-BASED VESTING
     Except as otherwise provided in this Section 3 and Section 4 below, an RSU granted in this RSU Award shall be subject to the restrictions and conditions set forth herein during the period from the Award Date until such RSU becomes vested and nonforfeitable (the “Restriction Period”).
     (a) As soon as practicable following the availability of audited results of the Company for fiscal year 20      (the “Performance Period”), the Committee shall determine whether and the extent to which the performance criteria in Annex A have been satisfied and the number of RSUs earned (the “Earned RSUs”). The date on which the Committee makes its determination is hereinafter referred to as the “Determination Date”.
     (b) Except as otherwise set forth in Section 4 below, one third of the Earned RSUs granted in this RSU Award shall become vested and nonforfeitable on the second anniversary of the Award Date provided the Award Recipient has been continuously employed by the Company or a subsidiary of the Company since the Award Date; an additional third of the Earned RSUs granted in this RSU Award shall become vested and nonforfeitable on the third anniversary of the Award Date provided the Award Recipient has been continuously employed by the Company or a subsidiary of the Company since the Award Date; and the final third of the Earned RSUs granted in this RSU Award shall become vested and nonforfeitable on the fourth anniversary of the Award Date provided the Award Recipient has been continuously employed by the Company or a subsidiary of the Company since the Award Date.
     4. RESTRICTIONS AND FORFEITURES
     (a) Except as set forth below, if the Award Recipient terminates employment with the Company or a subsidiary for any reason other than retirement or death before all of the Earned RSUs have become vested, the Earned RSUs that are not already vested as of the termination date shall be forfeited. If after the Award Recipient has been continuously employed for one year or more from the Award Date, the Award Recipient terminates employment with the Company or a subsidiary on account of retirement or death, the restrictions with respect to all unvested Earned RSUs granted in this RSU Award shall be waived and the Earned RSUs will be deemed fully vested. In the event of the termination of an Award Recipient’s employment by the Company, other than for cause, retirement or death, after the Award Recipient has been continuously employed for one year or more from the Award Date, a pro rata portion of the Earned RSUs granted in this RSU Award shall be deemed vested as shown in Annex B to this agreement. Such pro rata portion shall include the portion, if any, of this RSU Award already vested under the terms of this agreement. “Retirement” shall mean the Award Recipient’s termination of employment with the Company or a subsidiary on or after (i) the Award Recipient’s 65th birthday, (ii) the Award Recipient’s 55th birthday after having completed ten years of service with the Company or any of its subsidiaries, or (iii) the date the sum of the Award Recipient’s attained age (expressed as a whole number) plus completed years of service (expressed as a whole number) plus one (1) equals at least 70 and the Award Recipient has completed ten years of service with the Company or any of its subsidiaries and the Award Recipient’s employment terminates for any reason other than death, resignation, willful misconduct, or activity deemed detrimental to the interest of the Company and, where applicable, the Award Recipient has executed a general release and/or a covenant not to compete and/or not to solicit as required by the Company. “Cause” shall mean termination by the Company of the Award Recipient’s employment upon the willful and continued failure by the Award Recipient to substantially perform the Award Recipient’s duties with the Company (other than any such a failure resulting from the Award Recipient’s incapacity due to physical or mental illness) for a period of at least 30 days after a written demand for substantial performance is delivered to the Award Recipient, which demand specifically identifies the manner in which the Award Recipient has not substantially performed the Award Recipient’s duties, or the willful engaging by the Award Recipient in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. No act, or failure to act, on the Award Recipient’s part shall be deemed willful unless done, or omitted to be done, by the Award Recipient not in good faith and without reasonable belief that the Award Recipient’s act, or failure to act, was in the best interest of the Company. Except as provided in Section 14, in the event of special circumstances as determined by the Committee, the Committee may, in its sole discretion where it finds that a waiver would be in the best interests of the Company, waive any time-based restrictions then remaining with respect to all or part of the Earned RSUs and accelerate the vesting with regard to the Earned RSUs. For the purposes of this RSU Award, service with Bristol-Myers Squibb Company and its subsidiaries and affiliates (collectively, “Bristol-Myers Squibb”) before the effective date of the Plan shall be included as service with the Company; provided that the Award Recipient was employed by Bristol-Myers Squibb on August 5, 2001 and has been continuously employed by the Company or a subsidiary of the Company since August 6, 2001.
     (b) In the event that the Award Recipient fails promptly to pay or make satisfactory arrangements as to the Withholding Tax Obligation as provided in Section 7, all unvested Earned RSUs shall be forfeited by the Award Recipient.
     (c) (i) A transfer of an Award Recipient’s employment from the Company to a subsidiary, or vice versa, or from one subsidiary to another, (ii) a leave of absence, duly authorized in writing by the Company, for military service or sickness or for any other purpose approved by the Company if the period of such leave does not exceed ninety (90) days, and (iii) a leave of absence in excess of ninety (90) days, duly authorized in writing, by the Company, provided the Award Recipient’s right to reemployment is guaranteed either by a statute or by contract, shall not be deemed a termination of employment. However, failure of the Award Recipient to return to the employ of the Company at the end of an approved leave of absence shall be deemed a termination. During a leave of absence as defined in (ii) or (iii), the Award Recipient will be considered to have been continuously employed by the Company.
     (d) The Award Recipient may, at any time prior to the expiration of the Performance Period or the Restriction Period, waive all rights with respect to earning all or some of the RSUs covered by this RSU Award by delivering to the Company a written notice of such waiver.
     5. ISSUANCE OF SHARES
     The stock certificate(s), if any, evidencing the shares issued upon vesting of Earned RSUs shall be registered on the Company’s books in the name of the Award Recipient within 60 days after the lapse of the Restriction Period for those Earned RSUs.
     The Company shall not be required to issue or deliver any certificate or certificates for shares of its Common Stock upon the end of the Restriction Period prior to (i) the admission of such shares to listing on any stock exchange on which the stock may then be listed, (ii) the completion of any registration or other qualification of such shares under any state or federal law or rulings or regulations of any governmental regulatory body, or (iii) the obtaining of any consent or approval or other clearance from any governmental agency, which the Company shall, in its sole discretion, determine to be necessary or advisable.
     6. DEATH OF AWARD RECIPIENT
     In the event of the Award Recipient’s death prior to the delivery of shares issuable pursuant to vested Earned RSUs, such shares shall be delivered to the Award Recipient’s estate, upon presentation to the Committee of letters testamentary or other documentation satisfactory to the Committee.
     7. TAXES
     At such time as the Company is required to withhold taxes with respect to this RSU Award, or at an earlier date as determined by the Company, the Award Recipient shall make remittance to the Company of an amount sufficient to cover the Company’s withholding obligation, if any, with respect to federal, state or local income or FICA or earnings tax or any other applicable tax assessment (plus interest or penalties thereon, if any, caused by a delay in making such payment) incurred with respect to this RSU Award (the “Withholding Tax Obligation”). The Company and its subsidiaries shall, to the extent permitted by law, have the right to deduct such Withholding Tax Obligation from any payment or distribution of any kind otherwise payable or distributable to the Award Recipient, including Common Stock subject to this RSU Award; provided, in the case of Common Stock, that the market value of the shares withheld may not exceed the Company’s minimum required Withholding Tax Obligation with respect to this RSU Award.
     8. CHANGE IN CONTROL
     Under certain circumstances, if the Award Recipient’s employment with the Company or one of its subsidiaries terminates during the three year period following a change in control of the Company, this RSU Award may be deemed vested. Please refer to the Plan for more information.
     9. CHANGES IN CAPITALIZATION
     If prior to the expiration of the Restriction Period changes occur in the outstanding Common Stock by reason of stock dividends, recapitalization, mergers, consolidations, stock splits, combinations or exchanges of shares and the like, the number and class of shares subject to this RSU Award shall be appropriately adjusted by the Committee, whose determination shall be conclusive. If as a result of any adjustment under this paragraph any Award Recipient should become entitled to a fractional share of stock, the Award Recipient shall have the right only to the adjusted number of full shares and no payment or other adjustment will be made with respect to the fractional share so disregarded.
     10. NOTICE
     Until the Award Recipient is advised otherwise by the Committee, all notices and other correspondence with respect to this RSU Award will be effective upon receipt at the following address:

Compensation and Management Development Committee of the Board of Directors of Zimmer Holdings, Inc.
Zimmer Holdings, Inc.
345 East Main Street
Post Office Box 708
Warsaw, Indiana 46581-0708
     11. NO ADDITIONAL RIGHTS
     Except as explicitly provided in this agreement, this agreement will not confer any rights upon the Award Recipient, including any right with respect to continuation of employment by the Company or any of its subsidiaries or any right to future awards under the Plan. In no event shall the value, at any time, of this agreement, the Common Stock covered by this agreement or any other benefit provided under this agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of the Company or its subsidiaries unless otherwise specifically provided for in such plan.
     12. BREACH OF RESTRICTIVE COVENANTS
     As a condition of receiving this RSU Award, the Award Recipient has entered into or reaffirmed a non-solicitation and/or non-competition agreement with the Company. The Award Recipient understands and agrees that if he or she violates any provision of such agreement, the Committee may require the Award Recipient to forfeit his or her right to any unvested portion of the RSU Award and, to the extent that any portion of the RSU Award has previously vested, the Committee may require the Award Recipient to return to the Company the shares covered by the RSU Award or any cash proceeds received by the Award Recipient upon the sale of such shares.
     13. CONSENT TO ELECTRONIC DELIVERY
     The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Award Recipient hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
     14. CODE SECTION 409A COMPLIANCE
     To the extent applicable, it is intended that the Plan and this agreement comply with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. The RSUs granted in this RSU Award are intended to be short-term deferrals exempt from Code Section 409A, but in the event that any portion of this RSU Award constitutes deferred compensation within the meaning of Code Section 409A, then the issuance of Common Stock covered by an RSU award shall conform to the Code Section 409A standards, including, without limitation, the requirement that no payment on account of separation from service will be made to any specified employee (within the meaning of Code Section 409A) until six months after the separation from service occurs, and the prohibition against acceleration of vesting, which means that the Committee does not have the authority under Section 4(a) to waive the restrictions and accelerate vesting of this RSU Award in the event that any portion of it constitutes deferred compensation within the meaning of Code Section 409A. Any provision of the Plan or this agreement that would cause this RSU Award to fail to satisfy any applicable requirement of Code Section 409A shall have no force or effect until amended to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A.
     15. CONSTRUCTION AND INTERPRETATION
     The Board of Directors of the Company (the “Board”) and the Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this agreement and all such Board and Committee determinations shall be final, conclusive, and binding upon the Award Recipient and all interested parties. The terms and conditions set forth in this agreement are subject in all respects to the terms and conditions of the Plan, as amended from time to time, which shall be controlling. This agreement contains the entire understanding of the parties and may not be modified or amended except in writing duly signed by the parties. The waiver of, or failure to enforce, any provision of this agreement or the Plan by the Company will not constitute a waiver by the Company of the same provision or right at any other time or a waiver of any other provision or right. The various provisions of this agreement are severable and any determination of invalidity or unenforceability of any provision shall have no effect on the remaining provisions. This agreement will be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties. The validity and construction of this agreement shall be governed by the laws of the State of Indiana.

     16. SEVERABILITY
     In the event any provision of this agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this agreement, and this agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

ZIMMER HOLDINGS, INC.
By
Chad F. Phipps
Senior Vice President, General Counsel & Secretary

ANNEX A
PERFORMANCE CRITERIA
     The number of RSUs that may be earned with respect to the RSU Award shall be determined based upon the Company’s adjusted earnings per share for the Performance Period. The number of Earned RSUs expressed as a percentage of the maximum number of RSUs shall be determined by reference to the following payout matrix:

Actual Performance as a Percentage of	Adjusted Earnings Per Share**
Targeted Performance *	for the Performance Period	Percentage of Maximum Award Earned*
Less than 85%	Less than $[ ]	None

Minimum 85%	$[ ]	33.3%

Target 100%	$[ ]	66.7%

Maximum 115%	$[ ]	100.0%

*	Linear interpolations between specified percentages.

**	Adjusted earnings per share means earnings per diluted share adjusted to exclude the effects of certain items or events that impact reported results during the Performance Period, as approved by the Committee in accordance with Section 6 of the Plan.

ANNEX B

Months Completed After Award Date	Percent of Earned RSUs Vested
12	0.000%
13	2.778%
14	5.556%
15	8.333%
16	11.111%
17	13.889%
18	16.667%
19	19.444%
20	22.222%
21	25.000%
22	27.778%
23	30.556%
24	33.333%
25	36.111%
26	38.889%
27	41.667%
28	44.444%
29	47.222%
30	50.000%
31	52.778%
32	55.556%
33	58.333%
34	61.111%
35	63.889%
36	66.667%
37	69.444%
38	72.222%
39	75.000%
40	77.778%
41	80.556%
42	83.333%
43	86.111%
44	88.889%
45	91.667%
46	94.444%
47	97.222%
48	100.000%